                                                                                                 Exhibit 12(a)
                  Aon Corporation and Consolidated Subsidiaries
                    Combined With Unconsolidated Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges


                                             Nine Months
                                            Ended Sept. 30,                Years Ended December 31,
                                           -----------------   -----------------------------------------------
(millions except ratios)                    1997      1996      1996      1995      1994      1993      1992(1)
                                           -------   -------   -------   -------   -------   -------   -------
Income from continuing operations
  before provision for income taxes (2)    $ 344.9   $ 374.9   $ 445.6   $ 458.0   $ 397.0   $ 331.6   $ 179.1

Add back fixed charges:

Interest on indebtedness                      49.3      32.9      44.7      55.5      46.4      42.3      41.9

Interest on ESOP                               2.8       3.5       4.3       5.3       5.9       6.5       6.9

Portion of rents representative of
  interest factor                             44.2      20.0      28.6      21.4      28.7      26.1      19.2
                                           -------   -------   -------   -------   -------   -------   -------

Income as adjusted                         $ 441.2   $ 431.3   $ 523.2   $ 540.2   $ 478.0   $ 406.5   $ 247.1
                                           =======   =======   =======   =======   =======   =======   =======

Fixed charges:

Interest on indebtedness                   $  49.3   $  32.9   $  44.7   $  55.5   $  46.4   $  42.3   $  41.9

Interest on ESOP                               2.8       3.5       4.3       5.3       5.9       6.5       6.9

Portion of rents representative of
  interest factor                             44.2      20.0      28.6      21.4      28.7      26.1      19.2
                                           -------   -------   -------   -------   -------   -------   -------

Total fixed charges                        $  96.3   $  56.4   $  77.6   $  82.2   $  81.0   $  74.9   $  68.0
                                           =======   =======   =======   =======   =======   =======   =======

Ratio of earnings to fixed charges             4.6       7.6       6.7       6.6       5.9       5.4       3.6
                                           =======   =======   =======   =======   =======   =======   =======

Ratio of earnings to fixed charges (3)         6.4       8.2       7.9                                     4.9
                                           =======   =======   =======                                 =======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million and $30.2 million for nine months ended September 30, 1997 and 1996, respectively, and $90.5 million and $86.5 million in the years ended December 31, 1996 and 1992, respectively.
(3) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the nine months ended September 30, 1997 and 1996, respectively, and the years ended December 31, 1996 and 1992, respectively.